RiverPark Funds Trust

AMENDMENT TO THE

AGREEMENT AND DECLARATION OF TRUST

The undersigned Trustees of RiverPark Funds Trust, an open-end investment management company established under Delaware law as a Delaware statutory trust under an Agreement and Declaration of Trust dated June 22, 2010 (the "Declaration of Trust"), and being authorized by Article V and Section 10.4 of the Declaration of Trust to effect this amendment, do hereby amend, effective as of September 25, 2020, the Declaration of Trust as follows:

Schedule I is hereby replaced with the following:

Schedule I

Series

RiverPark Large Growth Fund

Wedgewood Fund

RiverPark Short Term High Yield Fund

RiverPark Long/Short Opportunity Fund

RiverPark Strategic Income Fund

RiverPark Floating Rate CMBS Fund

IN WITNESS WHEREOF, the undersigned being all of the Trustees of the Trust have executed this Amendment as of this 18th day of September, 2020.

/s/ Richard Browne	/s/ Morty Schaja
Richard Browne	Morty Schaja

/s/ David Sachs	/s/ Mitch Rubin
David Sachs	Mitch Rubin

/s/ Ira Balsam
Ira Balsam